                                                                     EXHIBIT 2.2

                            REORGANIZATION AGREEMENT

     This Reorganization Agreement is made and entered into this 19th day of July, 1996 between and among HyperDynamics Corporation, a Texas Corporation whose principal executive office is located at 5444 Westheimer, Suite 2080, Houston, Texas 77056 (referred to herein as "HyperDynamics") Houston Creative Connections, Inc., a Texas Corporation whose principal executive office is located at 701 North Post Oak, Suite 675, Houston, Texas 77024 (referred to herein as "HCCI") and the persons identified in Exhibit A attached hereto, who are the beneficial owners of 100% of the issued and outstanding equity securities of HCCI (the "Shareholders").

     WHEREAS, the Shareholders own, and have the unrestricted right to sell, transfer and convey, one hundred percent (100%) of the issued and outstanding capital stock of HCCI, and

     WHEREAS, HyperDynamics wishes to acquire one hundred percent (100%) of the issued and outstanding capital stock of HCCI, in exchange for authorized but unissued shares of the Common Stock of HyperDynamics, and

     WHEREAS, the Shareholders have agreed to contribute one hundred percent (100%) of the issued and outstanding capital stock of HCCI to HyperDynamics in exchange for authorized but unissued Common Stock of HyperDynamics, and

     WHEREAS, upon the closing of this Reorganization Agreement and certain other business combination transactions referred to herein, it is anticipated that HyperDynamics will then enter into a similar Reorganization Agreement with a public corporation selected by HyperDynamics (the "Public Company"), in a transaction which provides that the Shareholders will receive a total of 2,102,000 shares of the Public Company's restricted common stock ("Restricted Stock") in exchange for the shares of HyperDynamics issuable to the Shareholders pursuant to this Reorganization Agreement, and

     WHEREAS, HyperDynamics, HCCI and the Shareholders wish to formalize the above-mentioned agreement and thereafter accomplish the transactions contemplated hereby on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto have agreed and by these presents do hereby agree as follows:

     1. REPRESENTATIONS AND WARRANTIES OF HCCI AND THE SHAREHOLDERS. HCCI and the Shareholders hereby jointly and severally make the following express representations and warranties to HyperDynamics:

(a) HCCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own its property and carry on its business in the State of Texas. Certified copies of HCCI's Certificate of Incorporation and By-Laws have heretofore been furnished to HyperDynamics by HCCI and/or the Shareholders, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws, including all amendments thereto.

(b) HCCI has the corporate authority to issue a total of 100,000 shares of no par value Common Stock, of which 1,000 shares have been validly issued, are now outstanding and



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
       are held of record by the Shareholders identified in Exhibit A, attached hereto and incorporated herein by this reference.

(c) The Shareholders identified in Exhibit A have full power and authority to exchange all shares of HCCI's Common Stock which are held by them upon the terms and conditions provided for in this Agreement, and said shares will have been duly and validly issued and be free and clear of any lien or other encumbrance on the Closing Date specified herein.

(d) The unaudited financial statements of HCCI for the years ended December 31, 1994 and 1995 and the three-month periods ended June 30, 1995 and 1996, which are attached hereto as Exhibit B, constitute substantially true and correct statements of the financial condition of HCCI and of HCCI's assets and liabilities as of each such date. Since June 30, 1996, unless described in the notes to the financial statements, HCCI has not:

       (1) issued any additional shares of its capital stock, or any stock purchase rights, to any person other than the persons listed in Exhibit A,

       (2) paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of capital stock,

       (3) paid or agreed to pay any consideration in redemption of any of its issued and outstanding shares of capital stock, or

       (4) entered into any other transaction or agreement which would, or might, materially impair the shareholder's equity of HCCI as reflected in such financial statements.

(e) Since June 30, 1996, HCCI has not engaged in any material transactions other than transactions in the normal course of the operation of its business, which would, or might, materially impair the shareholder's equity of HCCI as reflected in the financial statements.

(f) HCCI is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been:

              (1)    provided for in the financial statements, or

              (2)    disclosed to HyperDynamics in writing.

(g) HCCI has good and marketable title to all of the property and assets shown in its balance sheet free and clear of any and all liens, encumbrances or restrictions, except for:

              (1) the liens, encumbrances and restrictions which are set forth in its balance sheet and the notes thereto,

              (2) taxes and assessments which may become due and payable after the date of this Agreement, and

              (3) easements or other minor restrictions with respect to its property which do not materially affect the present use of such property.

       (h) HCCI presently owns 100% of an unincorporated subsidiary doing business as "The Agency." It is expressly agreed that the Reorganization contemplated by this agreement will include all of HCCI's right, title and interest in and to The Agency and that from and after the Closing Date specified herein The Agency will be a wholly-owned unincorporated subsidiary of HyperDynamics.

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(i)    There are no unpaid assessments or proposed assessments of Federal income taxes pending against HCCI. All liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by HCCI, have been paid or the liability therefor has been provided for in the attached balance sheet and all Federal and State income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

(j) The Shareholders are acquiring the Common Stock of HyperDynamics solely for their own account, for investment, and not with a view to any subsequent "distribution" thereof within the meaning of that term as defined in the Securities Act of 1933, as amended (said Act and rules and regulations promulgated thereunder being hereinafter referred to as the "Act"). The Shareholders understand that the Common Stock of HyperDynamics has not been registered under the Act or Securities laws of any State ("State Act") by reason of the specific exemptions therefrom, which exemptions depend in part upon the Shareholders subjective investment intent as expressed herein. In furtherance of the foregoing, each Shareholder shall be required to execute and deliver to HyperDynamics an Investment Letter, in the form attached hereto as Exhibit C, as a condition precedent to the issuance of a new share certificate for the Common Stock of HyperDynamics that will be issued to him.

(k)    The Shareholders hereby jointly acknowledge that they are either

       (1) "Accredited Investors" as such term is defined in Regulation D promulgated under the Act, or

       (2) That they have such knowledge and experience in financial and business matters that they are capable of evaluating the merits and risks of the proposed exchange of HCCI's stock for Common Stock of HyperDynamics, and

       (3) That they are able to bear the economic risks of the investment and are able to protect their own interests in an investment of this nature.

HCCI and the Shareholders further represent and warrant that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of six (6) months from the Closing Date, except as to the warranties and representations set forth in subsection (f) hereof which shall survive for a period of three (3) years from the Closing Date.

     2.  REPRESENTATIONS AND WARRANTIES OF HYPERDYNAMICS.   HyperDynamics
hereby makes the following express representations and warranties to HCCI and the Shareholders:

(a) HyperDynamics is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power to own its properties and carry on its business as now being conducted. Certified copies of HyperDynamics' Certificate of Incorporation and By-Laws have heretofore been furnished to HCCI and/or the Shareholders by HyperDynamics, and all such copies are true, correct and complete copies of the original Certificate of Incorporation and By-Laws including all amendments thereto.

(b) HyperDynamics has the corporate authority to issue a total of 100,000,000 shares of $0.01 par value Common Stock, of which shares are presently issued and outstanding and 10,000,000 shares of $0.01 par value Preferred Stock, of which no shares are presently



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

       issued and outstanding. Each person who is the record owner of 5% or more of such shares is identified in Exhibit D to this Agreement.

(c) Prior to the Closing Date specified herein, HyperDynamics will have received fully paid subscriptions for a minimum of 260,000 additional shares of its Common Stock which are presently being offered to qualified prospective investors at a price of $0.50 per share. A true and complete copy of the offering documentation relating to such private placement, including all exhibits thereto, is attached hereto as Exhibit E.

(d) Each person who subscribes to purchase any of the shares of Common Stock specified in Section 2(c) shall, as a condition of sale, be required to assent to all of the terms and conditions of this Agreement.

(e) The unaudited June 30, 1996, Balance Sheet of HyperDynamics which is attached hereto as Exhibit F, constitutes a substantially true and correct statement of the financial condition of HyperDynamics and HyperDynamics' assets, liabilities and income as of such date. Since the date of such Balance Sheet, HyperDynamics has not

       (1) issued any additional shares of its Common Stock, or any options to acquire such stock, to any person,

       (2) paid or declared any dividends or distributions of capital, surplus, or profits with respect to any of its issued and outstanding shares of Common Stock,

       (3) paid or agreed to pay any consideration in redemption of any of its issued and outstanding shares of Common Stock, or

       (4) entered into any other transaction or agreement which would, or might, materially impair the shareholder's equity of HyperDynamics as reflected in such Balance Sheet.

(f) HyperDynamics has the corporate power and authority to execute and perform all of its duties and obligations under the terms of this Agreement and to issue and deliver to the Shareholders the shares of Common Stock that are required to be issued and delivered under the terms of this Agreement.

(g) The execution and delivery of this Agreement, and the issuance of Common Stock required to be issued hereunder, will have been duly authorized by all necessary corporate action and neither the execution nor delivery of this Agreement nor the issuance of Common Stock nor the performance, observance or compliance with the terms and provisions of this Agreement will violate any provision of law, any order of any court or other governmental agency, the Certificate of Incorporation or By-Law of HyperDynamics or any indenture, agreement or other instrument to which HyperDynamics is a party, or by which it is bound or by which any of its property is bound.

(h) HyperDynamics is not involved in any pending or threatened litigation which would, or might, materially affect its financial condition and which has not been

       (1)    provided for in its financial statements, or

       (2)    disclosed to HCCI and the Shareholders in writing.

(i) There are no unpaid assessments or proposed assessments of Federal income taxes pending against HyperDynamics. All liabilities for Federal and State income or franchise taxes, as shown on the tax returns filed, or to be filed, by HyperDynamics, have been paid or the



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

       liability therefor has been provided for in the attached Balance Sheet and all Federal and State income or franchise taxes for periods subsequent to the periods covered by said returns likewise have been paid or adequately accrued.

(j) The shares of Common Stock which will be delivered to the Shareholders pursuant to the terms of this Agreement will, on delivery in accordance with the terms hereof, be duly authorized, validly issued and fully paid and nonassessable.

(k) During the period between the closing date of this Agreement and the expiration of the option period specified in Section 9(b), HyperDynamics shall grant the Shareholders full power and authority to continue to manage and operate the day-to-day business of HCCI and The Agency in the same manner as those companies are presently being managed and operated subject to the following limitations:

       (1) The Board of Directors HyperDynamics shall have the authority to approve all capital expenditures and other investments by HCCI and The Agency which exceed $2,500 per transaction or $5,000 per month;

       (2) The Board of Directors HyperDynamics shall have the authority to approve all matters relating to executive compensation and fringe benefits, provided, however, that the base salaries payable to the Shareholders shall not be less than 1995 levels;

       (3) HCCI and The Agency shall implement all financial accounting and reporting policies and procedures established by HyperDynamics and shall at all times subject its financial accounting and reporting functions to the direct supervision and control of the chief accounting officer of HyperDynamics; and

       (4) HCCI and The Agency shall not expand their activities into new or different lines of business without the prior approval of the Board of Directors of HyperDynamics

(l) During the period between the closing date of this Agreement and the expiration of the option period specified in Section 9(b), HyperDynamics shall not, without the prior consent of the Shareholders, contribute funds to or withdraw funds from HCCI, it being intended that 100% of the cash flow and earnings of HCCI shall be and remain available for the expansion of the business of HCCI.

HyperDynamics further represents and warrants that all of the representations and warranties set forth above are true as of the date of this Agreement, shall be true at the Closing Date and shall survive the closing for a period of six
(6) months from the Closing Date, except as to the warranties and representations set forth in subsections (k) and (l) hereof which shall survive until and the expiration of the option period specified in paragraph 9(b).

       3. CONDITIONS TO THE OBLIGATIONS OF HYPERDYNAMICS. The obligations of HyperDynamics hereunder shall be subject to the following conditions:

(a) HyperDynamics shall not have discovered any material error, misstatement or omission in any of the representations and warranties made by HCCI or the Shareholders herein and all the terms and conditions of this Agreement to be performed and complied with have been performed and complied with.

(b) There shall have been no substantial adverse changes in the financial condition, business or operations of HCCI from June 30, 1996, until the Closing Date, except for changes resulting from operations in the usual and ordinary course of its business, and between such dates no business and assets of HCCI shall have been materially adversely affected as the



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
       result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(c) There shall have been no substantial adverse changes in the financial condition, business or operations of HyperDynamics, except for changes resulting from those operations in the usual ordinary course of the business, and no business and assets of HyperDynamics shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(d) HyperDynamics shall have received the opinion of legal counsel to the effect that

       (1) HCCI is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its properties and to carry on its business in the State of Texas as of the Closing Date,

       (2) HCCI's outstanding Common Stock is validly issued, fully paid and nonassessable, and

       (3) This Agreement has been duly executed and delivered by HCCI and the Shareholders and constitutes a legal, valid and binding obligation of the Shareholders enforceable in accordance with its terms.

       4. CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS. The obligations of the Shareholders hereunder are subject to the following conditions:

(a) The Shareholders shall not have discovered any material error or misstatement in any of the representations and warranties made by HyperDynamics herein and all the terms and conditions of this Agreement to be performed and complied with by HyperDynamics have been performed and complied with.

(b) There shall have been no substantial adverse changes in the financial condition, business or operations of HyperDynamics, except for changes resulting from those operations in the usual ordinary course of the business, and no business and assets of HyperDynamics shall have been materially adversely affected as the result of any fire, explosion, earthquake, flood, accident, strike, lockout, combination of the workmen, taking over of any such assets by any governmental authorities, riot, activities of armed forces, or Acts of God or of the public enemies.

(c) The Shareholders shall have received the opinion of John L. Petersen, legal counsel for HyperDynamics, to the effect that

       (1) HyperDynamics is a corporation duly organized and validly existing under the laws of the State of Texas and has the power to own and operate its properties wherever the same shall be located as of the Closing Date;

       (2) the execution, delivery and performance of this Agreement by HyperDynamics has been duly authorized by all necessary corporate action and constitutes a legal, valid and binding obligation of HyperDynamics enforceable in accordance with its terms; and



                         Final Reorganization Agreement
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
       (3) the Common Stock which is to be delivered to The Shareholders pursuant to the terms of this Agreement has been validly issued, is fully paid and nonassessable.

       5. CLOSING DATE. The final closing of this Agreement shall take place in Houston, Texas on the 19th day of July, 1996 at the hour of 11:00 a.m., local time, or at such other reasonable time and place as the parties hereto shall agree upon.

       6.     EXCHANGE OF SECURITIES.

(a) Subject to the terms and conditions set forth herein, and at the time of the closing referred to in Section 5 hereof HyperDynamics will issue and deliver, or cause to be issued and delivered to the Shareholders identified in Exhibit A certificates evidencing the ownership of 2,102,000 shares of the authorized but unissued shares of HyperDynamics' $0.01 par value Common Stock and concurrently therewith the Shareholders identified in Exhibit A shall directly or through their agent deliver or cause to be delivered to HyperDynamics, certificates evidencing the ownership of 1,000 shares of the issued and outstanding capital stock of HCCI, duly endorsed to HyperDynamics.

(b) The number of shares provided for in Section 6(a) is based on the assumption that HCCI will generate a minimum of $5 million in revenues and The Agency will generate an additional $1.6 million in gross revenue during the 12 month period ending on June 30, 1997. In the event that HCCI generates less than $4.5 million in gross revenue during such period, then on the FIRST anniversary of the date of this agreement, the Shareholders shall surrender to HyperDynamics for cancellation 1 share of stock for each $100 of revenue shortfall experienced by HCCI during the 12 month period ending on June 30, 1997. Similarly, in the event that The Agency generates less than $1.4 million in gross revenue during the 12 month period ending on June 30, 1997, then on the first anniversary of the date of this agreement, the Shareholders shall surrender to HyperDynamics for cancellation 1 share of stock for each $2 of revenue shortfall experienced by the Agency during the 12 month period ending on June 30, 1997, subject to an overall maximum of 200,000 shares. All such surrenders shall relate back to the date of this Agreement and shall be treated in all respects as an adjustment in the acquisition price paid for HCCI and The Agency by HyperDynamics.

       7. ACTIONS AT THE CLOSING. At the final closing of this Agreement, HyperDynamics and the Shareholders will each deliver, or cause to be delivered to the other, the shares of stock to be exchanged in accordance with Section 6 of this Agreement and each party shall pay any and all Federal and State taxes required to be paid in connection with the issuance and the delivery of their own securities. All stock certificates shall be in the name of the party to which the same are deliverable. In addition to the above-mentioned exchange of certificates, the following transactions will take place at the final closing.

       HYPERDYNAMICS WILL DELIVER TO THE SHAREHOLDERS AND HCCI:

(a) Duly certified copies of corporate resolutions and other corporate proceedings taken by HyperDynamics to authorize the execution, delivery and performance of this Agreement;

(b)    The opinion of legal counsel provided for in Section 4(c) hereof;

(c) A certificate executed by a principal officer of HyperDynamics attesting to the fact that all of the foregoing representations and warranties of HyperDynamics are true and correct as of the Closing Date and that all of the conditions to the obligations of the Shareholders which are to be performed by HyperDynamics have been performed as of the Closing Date; and



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
(d) A certificate of corporate good standing for HyperDynamics from the State of Texas which shall be dated no more than 60 days prior to the Closing Date.

       THE SHAREHOLDERS AND HCCI WILL DELIVER TO HYPERDYNAMICS:

(a)    The opinion of legal counsel provided for in Section 3(e) hereof;

(b) A certificate of corporate good standing for HCCI from the Secretary of State of the State of Texas which shall be dated no more than 60 days prior to the Closing Date; and

(c) A certificate by a principal officer of HCCI that each of the representations and warranties of the Shareholders and HCCI are true and correct as of the Closing Date and that all of the conditions to the obligations of HyperDynamics which are to be performed by HCCI and the Shareholders have been performed as of the Closing Date.

     8. CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, HCCI shall conduct its business in the same manner in which it has heretofore been conducted and the Shareholders will not permit HCCI to (1) enter into any contract, other than in the ordinary course of business, or (2) declare or make any distribution in the nature of a dividend or return of capital to the Shareholders of HCCI, without first obtaining the written consent of HyperDynamics.

       9. FUTURE REGISTRATION. The Shareholders understand that because the Common Stock has not been registered under the Act or any State Act, they must hold the Common Stock indefinitely, and cannot dispose of any or all of the Common Stock unless such Common Stock is subsequently registered under the Act and any applicable State Act, or exemptions from registration are available.

(a) The Shareholders acknowledge and understand that they have no independent right to require HyperDynamics to register the shares of Common Stock. The Shareholders further understand that HyperDynamics may, as a condition to the transfer of any of Common Stock, require that the request for transfer by a Shareholder be accompanied by an opinion of counsel, in form and substance satisfactory to HyperDynamics, provided at such Shareholder's expense, to the effect that the proposed transfer does not result in violation of the Act or any applicable State Act, unless such transfer is covered by an effective registration statement under the Act and is in compliance with all applicable State Acts.

(b) Notwithstanding the generality of the foregoing, HyperDynamics agrees that on or before June 30, 1997, it will either (i) cause the Public Company to file a registration statement under the Securities Act of 1933 so as to allow the unrestricted resale of up to 500,000 shares of the Common Stock issuable to the Shareholders pursuant to the terms of this agreement, or (ii) cause the Public Company to arrange for the private resale of such shares on terms and conditions customary in similar transactions. In the event that the Public Company fails to obtain an order of effectiveness for such registration statement at a time when the stock price is at least $3.00 per share, or is unable to arrange for a private resale of such shares at a price of not less than $3.00 per share, then the Shareholders will have the option, for a period of 60 days, to surrender all shares of Public Company stock issuable to them in connection with the transactions contemplated hereby to the Public Company in exchange for 100% of the issued and outstanding common stock of HCCI and the Agency.

(c) The Public Company will pay all costs and expenses relating to the registration, offer, and sale of the Securities, other than the fees of underwriters or brokers who sell shares on behalf of the Shareholders. Notwithstanding the foregoing, the manner and conduct of the registration, including the contents of the registration statement, will be entirely in the



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

       control and at the discretion of the Public Company. The Public Company will file such post-effective amendments and supplements as may be necessary to maintain the currency of the registration statement during the period of its use. In addition, if the Shareholders are advised by their counsel that the registration statement, in the opinion of such counsel, is deficient in any material respect, the Public Company will use its best efforts to cause the registration statement to be amended to eliminate the concerns raised. The Public Company will furnish to the Shareholders the number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as they may reasonably request in order to facilitate the disposition of Common Stock owned by them.

     10. TRANSFERABILITY. All shares of Common Stock which are issued to the Shareholders pursuant to the terms of this Agreement shall be restricted securities within the meaning of Regulation D of the Act. HyperDynamics shall issue stop transfer instructions to the transfer agent for its Common Stock with respect to the Stock and shall place the following legend on the certificates representing such stock:

       "The shares represented by this certificate have been acquired pursuant to a transaction effected in reliance upon an exemption under the Securities Act of 1933, as amended (the "Act"), and have not been the subject to a Registration Statement under the Act or any state securities act. The securities may not be sold or otherwise transferred in the absence of such registration or applicable exemption therefrom under the Act or any applicable state securities act."

     11. ACCESS TO INFORMATION. Concurrently herewith, HyperDynamics has delivered to the Shareholders correct and complete copies of all documents and records requested by the Shareholders. In addition, the Shareholders have had the opportunity to ask questions of, and receive answers from, officers and directors of HyperDynamics, and persons acting on its behalf concerning the terms and conditions of the Agreement, and has received sufficient information relating to HyperDynamics to enable them to make an informed decision with respect to the acquisition of the Common Stock.

     12. NO SOLICITATION. At no time were the Shareholders presented with or solicited by any leaflet, public promotion meeting, circular, newspaper or magazine article, radio or television advertisement, or any other form of general advertising in connection with its acquisition of the Common Stock.

     13. EXPENSES. The Shareholders, HCCI and HyperDynamics shall each pay their respective expenses incident to this Agreement and the transactions contemplated hereby, including all fees of their counsel and accountants, whether or not such transactions shall be consummated; provided that HCCI may pay the reasonable fees and expenses of the Shareholders counsel and its accountants in connection with this Agreement, the proposed transactions contemplated hereby, as well as travel and lodging expenses of its officers related to the negotiation of this Agreement, up to a maximum of $10,000. The Shareholders shall pay all other fees and expenses incurred by them or by HCCI by reason of this Agreement and the proposed transactions contemplated hereby.

     14. FINDERS. The Shareholders and HCCI shall indemnify and hold HyperDynamics harmless against and with respect to all claims or brokerage or other commissions relative to this Agreement or the transactions contemplated hereby, based on any agreements, arrangements, or understandings claimed to have been made by the Shareholders or HCCI with any third party. HyperDynamics shall indemnify and hold the Shareholders and HCCI harmless against and with respect to all claims for brokerage or other commissions relative to this Agreement or the



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

transactions contemplated hereby, based in any agreements, arrangements, or understandings claimed to have been made by HyperDynamics with any third party. Each party to this Agreement represents and warrants to each other party that it has not dealt with and does not know of any person, firm or corporation asserting a brokerage, finder's or similar claim in connection with the making or negotiation of this Agreement or the transactions contemplated hereby.

       15. ATTORNEY'S FEES. In the event of any litigation among the parties related to this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs to be fixed by the Court, said fees to include appeal and collection of Judgment.

       16.  MISCELLANEOUS.

(a) This Agreement shall be controlled, construed and enforced in accordance with the laws of the State of Texas.

(b) This Agreement shall not be assignable by either party without prior written consent of the other.

(c) All paragraph headings herein are inserted for convenience only. This Agreement may be executed in several counterparts, each of which shall be deemed an original, which together shall constitute one and the same instrument.

(d) This Agreement sets forth the entire understanding between the parties, there being no terms, conditions, warranties or representations other than those contained herein, and no amendments hereto shall be valid unless made in writing and signed by the parties hereto.

(e) This Agreement shall be binding upon and shall inure to the benefit of the heirs, executors, administrators and assigns of the Shareholders and HCCI and upon the successors and assigns of HyperDynamics.

(f) All notices, requests, instructions, or other documents to be given hereunder shall be in writing and sent by registered mail:

       IF TO THE SHAREHOLDERS OR HCCI:

       Houston Creative Connections, Inc.
       701 North Post Oak, Suite 675
       Houston, Texas 77024

       IF TO HYPERDYNAMICS:                        WITH COPIES TO:

       HyperDynamics Corporation                   John L. Petersen
       5444 Westheimer, Suite 2080                 7700 Oxfordshire Drive
       Houston, Texas 77056                        Spring, Texas 77379

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HYPERDYNAMICS CORPORATION

By: /s/ Not legible
   -----------------------
    President


                         Final Reorganization Agreement
                                   Page 10

HOUSTON CREATIVE                                     SHAREHOLDERS IDENTIFIED IN
CONNECTIONS, INC.                                    EXHIBIT A, ATTACHED HERETO.


By: /s/ SUSANNE JACKSON                               By:
    -------------------------------                     -----------------------
 President                                            Attorney-in-fact


Attest: /s/ ARTHUR CLICK, III
       ----------------------------


                         Final Reorganization Agreement
                                    Page 11

                                   EXHIBIT A
                                STOCKHOLDERS OF
                       HOUSTON CREATIVE CONNECTIONS, INC.


NAME AND ADDRESS                     HCCI                          HYPERDYNAMICS
OF STOCKHOLDER                       SHARES                           SHARES
                                     OWNED                           ISSUABLE

Susanne and David Jackson
Husband and Wife
4505 Brockwood
Houston, Texas 77092                 1,000                             1,600,000

Trey Click
701 North Post Oak, Suite 675
Houston, Texas 77024                                                     251,000

Houston Creative Connection Management Incentive Plan
701 North Post Oak, Suite 675
Houston, Texas 77024                                                     251,000



                         Final Reorganization Agreement
                                    Page 12